Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Reports August 2013

Operational Performance

CHICAGO, Sept. 9, 2013 – United Airlines (UAL) today reported August 2013 operational results.

UAL’s August 2013 consolidated traffic (revenue passenger miles) decreased 0.5 percent and consolidated capacity (available seat miles) decreased 1.4 percent versus August 2012. UAL’s August 2013 consolidated load factor increased 0.8 points compared to August 2012.

UAL’s August 2013 consolidated passenger revenue per available seat mile (PRASM) increased an estimated 3.5 to 4.5 percent compared to August 2012. Weakness in the Pacific entity, primarily driven by the yen depreciation, reduced consolidated PRASM by approximately one percentage point in August.

About United

United Airlines and United Express operate an average of 5,341 flights a day to more than 360 airports across six continents. In 2012, United and United Express carried more passenger traffic than any other airline in the world and operated nearly two million flights carrying 140 million customers. United is investing in upgrading its onboard products and now offers more flat-bed seats in its premium cabins and more extra-legroom economy-class seating than any airline in North America. In 2013, United became the first U.S.-based international carrier to offer satellite-based Wi-Fi on long-haul overseas routes. The airline also features DIRECTV® on 200 aircraft, offering customers more live television access than any other airline in the world. United operates nearly 700 mainline aircraft and has made large-scale investments in its fleet. In 2013, United will continue to modernize its fleet by taking delivery of more than two dozen new Boeing aircraft. The company expanded its industry-leading global route network in 2012, launching nine new international and 18 new domestic routes. Business Traveler magazine awarded United Best Airline for North American Travel for 2012, and readers of Global Traveler magazine have voted United’s MileagePlus program the best frequent flyer program for nine consecutive years. According to the 4th annual Switchfly Reward Seat Availability Survey published by IdeaWorksCompany in May 2013, United has the most saver-style award-seat availability among the largest U.S. global airlines. United is a founding member

United Reports August 2013 Operational Performance / Page 2

of Star Alliance, which provides service to 195 countries via 28 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com or follow United on Twitter and Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

Preliminary Operational Results

	August				Year-to-Date
	2013	2012	Change		2013	2012	Change
REVENUE PASSENGER MILES (000)
Domestic	8,712,264	8,943,918	(2.6%	)	61,906,393	63,692,106	(2.8%	)

International	8,380,273	8,197,812	2.2%		59,666,194	59,769,986	(0.2%	)
Atlantic	3,994,742	3,726,781	7.2%		25,814,170	26,133,458	(1.2%	)
Pacific	2,959,415	3,042,114	(2.7%	)	21,807,942	21,762,646	0.2%
Latin	1,426,116	1,428,917	(0.2%	)	12,044,082	11,873,882	1.4%

Mainline	17,092,537	17,141,730	(0.3%	)	121,572,587	123,462,092	(1.5%	)
Regional	2,421,639	2,470,952	(2.0%	)	17,758,611	17,658,152	0.6%
Consolidated	19,514,176	19,612,682	(0.5%	)	139,331,198	141,120,244	(1.3%	)

AVAILABLE SEAT MILES (000)
Domestic	9,826,232	10,108,451	(2.8%	)	71,692,777	74,492,021	(3.8%	)

International	9,612,403	9,551,482	0.6%		72,197,179	74,000,367	(2.4%	)
Atlantic	4,502,499	4,398,120	2.4%		31,546,447	32,795,436	(3.8%	)
Pacific	3,379,771	3,441,510	(1.8%	)	25,935,416	26,514,164	(2.2%	)
Latin	1,730,133	1,711,852	1.1%		14,715,316	14,690,767	0.2%

Mainline	19,438,635	19,659,933	(1.1%	)	143,889,956	148,492,388	(3.1%	)
Regional	2,886,542	2,988,265	(3.4%	)	21,639,578	22,116,526	(2.2%	)
Consolidated	22,325,177	22,648,198	(1.4%	)	165,529,534	170,608,914	(3.0%	)

PASSENGER LOAD FACTOR
Domestic	88.7%	88.5%	0.2 pts		86.3%	85.5%	0.8 pts

International	87.2%	85.8%	1.4 pts		82.6%	80.8%	1.8 pts
Atlantic	88.7%	84.7%	4.0 pts		81.8%	79.7%	2.1 pts
Pacific	87.6%	88.4%	(0.8) pts		84.1%	82.1%	2.0 pts
Latin	82.4%	83.5%	(1.1) pts		81.8%	80.8%	1.0 pts

Mainline	87.9%	87.2%	0.7 pts		84.5%	83.1%	1.4 pts
Regional	83.9%	82.7%	1.2 pts		82.1%	79.8%	2.3 pts
Consolidated	87.4%	86.6%	0.8 pts		84.2%	82.7%	1.5 pts

ONBOARD PASSENGERS (000)
Mainline	8,433	8,786	(4.0%	)	62,037	64,498	(3.8%	)
Regional	4,337	4,365	(0.6%	)	31,973	31,620	1.1%
Consolidated	12,770	13,151	(2.9%	)	94,010	96,118	(2.2%	)

CARGO REVENUE TON MILES (000)
Total	162,296	194,465	(16.5%	)	1,445,825	1,657,476	(12.8%	)

(more)

United Reports August 2013 Operational Performance / Page 3

Preliminary Financial Results

July 2013 year-over-year consolidated PRASM change	3.8%
July 2013 year-over-year mainline PRASM change	2.5%
August 2013 estimated year-over-year consolidated PRASM change	3.5-4.5%
August 2013 estimated year-over-year mainline PRASM change	3.0-4.0%
August 2013 estimated consolidated average price per gallon of fuel, including the impact of all cash settled hedges and fuel taxes	3.10	Dollars
Third Quarter 2013 estimated consolidated average price per gallon of fuel, including the impact of all cash settled hedges and fuel taxes	3.11	Dollars

Preliminary Operational Results

	2013	2012	Change
August On-Time Performance[1]	79.3%	72.3%	7.0 pts
August Completion Factor[2]	99.4%	98.5%	0.9 pts

[1]	Based on domestic mainline scheduled flights arriving within 14 minutes of scheduled arrival time, according to data published in the DOT Air Travel Consumer Report
[2]	Mainline completion percentage

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A, Risk Factors, of UAL’s Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC.

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